Exhibit 10.20

VIRTUALFUND.COM™

YOUR VENTURE RESOURCE COMPANY

August 23, 1999

Tim Duoos

6412 Lyndale Avenue South

Richfield, MN  55423

Dear Tim:

I am very pleased to be able to offer you the opportunity to join the Board of Directors of VirtualFund.com, Inc.

I believe your participation will give us a significant boost in our efforts to retool the company as the first step in building a world class “E-Team”.  We are totally committed to searching out the best minds in pursuit of our strategy to diversify and embrace the Information Technology (IT) market opportunity.

As coined by Walt Disney, we are looking for a select few who can “Think, Believe, Dream and Dare”.

As consideration for your participation on our Board, we are prepared to enter into a simple consulting agreement related specifically to guiding us in developing financing tactics for our IT acquisition program.  This consultancy fee shall be in lieu of Director’s fees and in an amount of not less than $36,000 per year.  In addition, we are prepared to grant 12,500 options per year, with a strike price of $1.65 per share, vesting annually on the anniversary for the next eight years of service on our Board.  If you continue to serve for the full eight year vesting period, you would earn the entire 100,000 share grant at the original $1.65 strike price.

We plan to convene two times per year in person and probably another two times per year by telephone as a formal group.  In addition to that, I will probably chase you on the phone once or twice per quarter just to bend your ear or have you bend mine.

We have a Compensation Committee, Audit Committee and a Stock Option Committee.  We ask that you participate as an outside director in the Audit Committee and, of course, any others that may hold particular interest.

We sincerely hope that you will find our offer worthwhile.  We are looking forward to your being able to share in the financial rewards of our next phase of growth.  I know you will be able to stimulate our troops as a key contributor to our developing world class E-Team.

If this offer is acceptable, please provide your signature and return one copy.

Sincerely,

/s/ Mel Masters

Mel Masters

CEO, VirtualFund.com, Inc.

Accepted By:

/s/ Tim Duoos
Tim Duoos

8/23/99
Date

VIRTUALFUND.COM™

YOUR VENTURE RESOURCE COMPANY

November 30, 1999

Mr. Tim Duoos

Lyndale Gardens

6412 Lyndale Avenue South

Richfield, MN  55423

Dear Tim:

Per our discussions regarding the difficult and stressful period in which VFND now finds itself, the company shall make the following adjustments to the financial commitments we have made to you as a Director and Consultant:

1.               We shall accelerate the VFND option vesting period, which was previously eight (8) years, to a four (4) year period from your starting date as a Director.  Your strike price shall not change.

2.               With respect to your $36,000 annual consultancy fee, we will modify this component by granting warrants to purchase common stock in VFND at $2.00 per share which can be funded exclusively by waiving the annual consulting fee of $36,000 at the end of each year of service. Accordingly, the grant of warrants will be for 72,000 shares at $2.00 each which will be only available for purchase at the rate of 9,000 warrants per six (6) months of service for each of the next four (4) years.

Additionally we believe that B2BXchange.com, Inc., our wholly owned subsidiary, will be in a position in the coming year to seek independent financing and potentially move to the IPO stage.  As a participate in this exciting development, we will grant an additional 100,000 options in B2BXchange.com, Inc., which shall vest over the next four (4) years (25,000 per year) and carry a strike price of $.25.

Under separate cover we shall detail restrictions on options in B2BXchange.com, Inc., which will include the same limitations and restrictions as the yet to be adopted Employee Option Plan.  The B2BXchange.com, Inc., grant requires that these options shall be valid and exercisable after the underwriter holdback period, which follows a successful IPO.

We sincerely appreciate your continued participation and valuable contributions during these trying times.  We will deliver additional documentation on all options and warrants shortly.

Sincerely,

/s/ Mel Masters
Mel Masters	Accepted by:	/s/ Tim Duoos
CEO, VirtualFund.com, Inc.		November 30, 1999